Exhibit 99.1

TX Holdings, Inc. Appoints Jose Fuentes, CPA as Vice President of Finance

    ABILENE, Texas--(BUSINESS WIRE)--Jan. 30, 2007--TX Holdings, Inc. (PINKSHEETS:TXHG) has appointed Jose Fuentes, age 59, CPA, to serve as the Company's Vice President of Finance.

    "We are pleased to welcome Mr. Fuentes to the management team," said Mark Neuhaus, President and Chief Executive Officer of TX
Holdings, Inc. "His extensive experience within a wide range of industries, particularly the oil and gas sector of the energy business and utility services, make him very well-qualified to manage the Company's finances and help grow the company."

    Mr. Fuentes has more than thirty-five years of experience with major energy companies. His expertise includes finance, accounting, mergers and acquisitions, most recently as CFO of PJM Interconnection LLC, an energy service company. Previously, he held numerous leadership roles at Atlantic Richfield Co. (ARCO), a wholly owned subsidiary of BP plc (NYSE:BP), including Vice President of Finance, Planning and Control, Financial Director of ARCO Brazil, Vice President of Finance and Controller of ARCO Chemical Asia Pacific, and Vice President and Controller of ARCO Chemical Europe. Mr. Fuentes also spent four years at Ernst & Young (Ernst & Young) as Lead Auditor.

    About TX Holdings, Inc.

    TX Holdings Inc. (TXHG.PK) is a publicly traded oil and gas production company. The Company's strategy consists of acquiring and developing shallow, low-risk, high-yield oil and gas leases in West Texas. The Company currently has a majority working interest in approximately 100 wells divided between three active projects. After the finishing the ongoing recompletion and workover programs, these wells are estimated to produce between 1 to 4 BOPD each prior to initiating the planned water flood program. For further information, please visit the Company's website at www.txholdings.com.

    FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

    CONTACT: TX Holdings, Inc.
             Mark Neuhaus
             President and Chief Executive Officer
             305-420-6781
             www.txholdings.com
             or
             The Investor Relations Group
             Investor Relations: Katrine Winther-Olesen
             Media Contacts: Mike Graff/Susan Morgenbesser
             212-825-3210